Exhibit 99.1
------------


                             UNITED-GUARDIAN REPORTS
                        STRONG SIX-MONTH SALES & EARNINGS


Hauppauge, NY, August 8, 2007 - United-Guardian, Inc. (AMEX:UG) reported today that it had a very strong first half of the year, with revenue increasing 22% over the same period last year, and earnings increasing 49%. Revenue for the six-month period was $7,244,933 compared with $5,921,812 for the same period last year, and earnings were $1,895,315 ($0.38 per share) this year compared with $1,272,381 ($0.26 per share) for the same six-month period last year. For the three-months ended June 30th, revenue was virtually the same as last year's second quarter ($3,017,507 this year compared with $3,057,015 last year), but we were able to increase earnings by 13% (to $735,270 (0.15 per share) compared with $ 650,396 ($0.13 per share) last year by lowering some of our key costs.

Ken Globus, President of United-Guardian, stated "We are very pleased that we have been able to increase even further our earnings this year compared to last year. Despite the fact that our pharmaceutical sales for the second quarter as expected were lower than usual due to the large inventory purchases made by our pharmaceutical customers in the first quarter to avoid a price increase, we were still able to maintain last year's strong second quarter sales levels. This was a result of increased sales of our personal care products, which we expect to continue as we bring more of those types of products to market."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                 Contact:   Robert S. Rubinger
                                                            Public Relations
                                                            (631) 273-0900


NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

                       RESULTS FOR THE SECOND QUARTER ENDED
                         JUNE 30, 2007 and JUNE 30, 2006


                           6 Months Ended          3 Months Ended
                               June 30,                June 30,
                           2007        2006        2007       2006
                        ---------   ---------   ---------   ---------

Revenue                $7,244,933  $5,921,812  $3,017,507  $3,057,015

Costs and expenses      4,593,912   4,168,257   2,050,680   2,174,522
                        ---------   ---------   ---------   ---------
  Income from
   operations           2,651,021   1,753,555     966,827     882,493


Other income:             290,394     194,526     165,043     114,103
                          -------      ------     -------      ------
  Income before income
   taxes                2,941,415   1,948,081   1,131,870     996,596


Provision for income
 taxes                  1,046,100     675,700     396,600     346,200
                        ---------     -------     -------     -------
Net income            $ 1,895,315  $1,272,381    $735,270    $650,396
                        =========   =========     =======     =======
Earnings per share
 (Basic and Diluted)  $       .38  $      .26    $    .15    $    .13
                             ====        ====        ====        ====


     Additional financial information can be found at the company's web site at www.u-g.com.